As filed with the Securities and Exchange Commission on April 15, 2005.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HomeBanc Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia	20-086367
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

Telephone: (404) 303-4000

(Address, including zip code, and telephone number of Principal Executive Offices)

HomeBanc Mortgage Corporation 401(k) Retirement Plan

(As Amended and Restated Effective April 1, 2005)

(Full Title of the Plan)

Patrick S. Flood

Chairman and Chief Executive Officer

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

Telephone: (404) 303-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles W. McGuire Executive Vice President, General Counsel and Secretary HomeBanc Corp. 2002 Summit Boulevard, Suite 100 Atlanta, Georgia 30319 Telephone: (404) 303-4000	Laura G. Thatcher Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 Telephone: (404) 881-7546 Facsimile: (404) 881-7777

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 per share	550,000	(1)	$8.755	(2)	$4,815,250	(2)	$567

(1)	Includes an aggregate of 550,000 shares to be issued under the HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated effective April 1, 2005), as well as such indeterminate number of additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plan as a result of stock splits, stock dividends or similar transactions.
(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on April 11, 2005.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated effective April 1, 2005 (as so amended and restated, the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, HomeBanc Corp. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to HomeBanc Corp., Attention: Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2) The Company’s Current Reports on Form 8-K dated March 30, 2005 and filed on April 5, 2005; dated March 31, 2005 and filed April 6, 2005; and dated April 11, 2005 and filed on April 15, 2005; and

(3) The description of the Company’s common stock, $.01 per share, contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers

Georgia Business Corporation Code

Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers us to indemnify a director (including a former director and including a director who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts, provided the director acted in good faith and reasonably believed that his or her conduct was in our best interests. We may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. We may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as our director on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC, or it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct provided under Section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to us or for receipt of an improper benefit.

Section 14-2-857 of the GBCC permits us to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. We may indemnify an officer who is not a director to a further extent by means of our articles of incorporation, bylaws, board resolutions, or by contract. However, we may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Articles of Incorporation

Article X of our articles of incorporation exculpates our directors from personal liability for money damages to us or our shareholders to the maximum extent permitted by the GBCC, as it may be amended from time to time. Our articles of incorporation authorize us to indemnify any of our present or former directors or officers who is or was a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, other than an action by us, by reason of the fact that he or she is or was our director, officer, employee or agent (or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint stock company or association, consortia, company, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Internal Revenue Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Internal Revenue Code, bank, trust company, business trust or other entity and governments and political subdivisions thereof and government agencies and authorities) against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

The indemnification covers any claim or liability against the person if the person acted in a manner that he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to us, unless the court determines that he or she is fairly and reasonably entitled to indemnity for proper expenses.

Our articles of incorporation require us, to the maximum extent permitted by the GBCC, to indemnify each present or former director, officer, employee or agent who is made a party to a proceeding by reason of his or her service to us against expenses, including attorneys’ fees, actually and reasonably incurred, to the extent that the director, officer, employee, or agent has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding referred to above.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-

effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on April 15th, 2005.

HOMEBANC CORP.

By:	/s/ Patrick S. Flood
Patrick S. Flood
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick S. Flood, Kevin D. Race and Charles W. McGuire, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Patrick S. Flood Patrick S. Flood	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 15, 2005

/s/ Kevin D. Race Kevin D. Race	President, Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer)	April 15, 2005

/s/ J. Michael Barber J. Michael Barber	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 15, 2005

/s/ John C. Alexander, III John C. Alexander, III	Director	April 15, 2005

/s/ Glenn T. Austin, Jr. Glenn T. Austin, Jr.	Director	April 15, 2005

/s/ Edgar D. Jannotta, Jr. Edgar D. Jannotta, Jr.	Director	April 15, 2005

/s/ Warren Y. Jobe Warren Y. Jobe	Director	April 15, 2005

/s/ Kenneth D. Rardin Kenneth D. Rardin	Director	April 15, 2005

/s/ Daniel L. Timm Daniel L. Timm	Director	April 15, 2005

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Articles of Amendment of the Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.3 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-11, Registration No. 333-113777)

4.2	Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-11, Registration No. 333-113777)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Form S-11, Registration No. 333-113777)

4.3	HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated effective April 1, 2005)

5.1	Opinion of Alana L. Griffin regarding the legality of the securities being registered

23.1	Consent of Alana L. Griffin(included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit or has submitted the HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated effective April 1, 2005) (as so amended and restated, the “Plan”) and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.